NEWS RELEASE

NETSOL REPORTS FIRST QUARTER FISCAL 2007 RESULTS;
POSTS NON GAAP NET INCOME OF $273,846; AND
REVENUE GREW BY 31 PERCENT TO $5.9 MILLION

New CEO Begins Restructuring Global Operation to Aggressively Leverage Offshore Capabilities

CALABASAS, CA - November 14, 2006 - NetSol Technologies, Inc. (NASDAQ:NTWK) (“NetSol”), a U.S.-based, multinational provider of enterprise software solutions and services for commercial finance, today announced financial results for its first quarter of fiscal 2007, ending September 30, 2006.

“While the first quarter shows a profit of $273,846 on a non-GAAP basis, several non-cash items impacted our net results. Our two successful acquisitions in the U.S. and the U.K. have created a sustainable business model that represents about 47 percent of NetSol’s topline growth in the most significant markets,” said Najeeb U. Ghauri, Chairman and new CEO of NetSol Technologies, Inc. “Our revenue guidance for FY 2007 for $30 million is reiterated and we anticipate an update to our guidance sometime in early calendar year 2007. I remain confident that we will continue to improve our gross margins from the previous period.”

Net revenues for the quarter ended September 30, 2006 were $5,862,560, compared to $4,469,985 for the quarter ended September 30, 2005. This reflects an increase of $1,392,575, or 31 percent. The increase is attributable primarily to growth in NetSol’s services business in the U.S. and Asia Pacific markets and the growing outsourcing business of NetSol-TiG. “We have spent the capital necessary to grow and have restructured our business to meet that growth, and certain areas of our budget are already beginning to respond to investments made for NetSol’s global expansion,” commented CEO Ghauri.

Gross profit was $3,051,000 in the first quarter ending September 30, 2006, compared to $2,802,635 for the same quarter of the previous year, for an increase of $248,365, reflecting an upward trend in growth. The gross profit percentage for the quarter decreased approximately 11 percent to 54 percent, when compared to the first quarter ended September 30, 2005. The increase in cost of sales in the current quarter played a significant role in the lower gross profit percentage. The net loss on the U.S. GAAP basis is, in part, the direct result of non-cash items associated with both U.K. and U.S. acquisitions and related financing in June 2006. .

“We are delighted that both the U.K. and U.S. acquisitions have fared so well and met our expectations of integration while we are expeditiously working on leveraging NetSol’s Center of Excellence CMMi Level 5 capability in Lahore.” said CEO Ghauri. “The U.K. and U.S. acquisitions combined accounted for over 47 percent of our total revenues in the fiscal first quarter of 2007, and that’s nearly half of our revenues. This is a result of our designed growth strategy to turn NetSol into a real global IT company with a solid presence in such strategic locations as China, the U.S., the U.K. and Asia Pacific, and NetSol gaining revenues from all around the world.”

Net loss for the first quarter of fiscal 2007 was $1,295,964, or a net loss per basic and diluted share of $0.08, compared to net income of $203,745, or net income per basic and diluted share of $0.01, for the quarter ended September 30, 2005. EBITDA for the current quarter posted a loss of $342,188, or a net loss of earnings per share of $0.02, with a net non-GAAP income of $273,846, or an income of $0.01 earnings on basic and diluted shares.

“The cost of revenues and operating expenses showed increases on a quarter-to-quarter comparison for the first quarter of fiscal 2007,” commented CEO Ghauri. “The increase is due in part to our expansion into the U.S. market through the acquisition of McCue Systems. Salaries substantially increased with the addition of approximately 40 employees. Our marketing expenses increased as we initiated our worldwide marketing and branding campaign throughout the entire company.”

NETSOL REPORTS FIRST QUARTER FISCAL 2007 RESULTS;
POSTS NON GAAP NET INCOME OF $273,846; AND
$5.9 MILLION REVENUE GREW BY 31 PERCENT

Ghauri continued, “Other increases, which were mostly capitalized, were in research and development as we are working on a new generation technology platform that would eventually provide one platform to our global customers in all three regions of North America, Europe and Asia Pacific. As we continue with the integration of McCue/NetSol Technologies U.S., we expect to see a significant reduction in the cost of revenue, reduced investment in research and development, and an increase in revenue per employee,” added Ghauri.

“Even though the cost of sales weakened our earnings in the first quarter and we had a non-cash paper loss due to warrants being issued, our balance sheet remained strong with a cash position of $3,822,420, compared to $1,469,154 on September 30, 2005, and our working capital was $10,459,785,” commented NetSol CFO Tina Gilger.

NetSol Goals and Plans of Operation for Fiscal 2007

•	With NetSol’s presence established in The Peoples Republic of China, aggressively exploit the booming Chinese market and continue to expand NetSol’s presence in China

•	Divide global business in two groups : 1) Global Products Group 2) Global Services Group

•	Set up a small new sales and customers service office in Bangkok, Thailand to cater to our many Fortune 500 clients and new prospects in Asia Pacific

•	Re -structure company’s operation to create better productivity, enhance efficiencies, and visibility of new business

•	Create new technology partnership with Oracle and strengthen our relationship with Intel in Asia Pacific and in the U.S.

•	Market aggressively the company’s tri-product solutions with broader marketing efforts for LeaseSoft in the Asia Pacific markets

•	Increase product positioning through alliances, joint ventures and partnerships

•	Effectively position and market ‘InBanking’ by launching a beta test

•	Effectively advantage the new business divisions in Pakistan to expand operations

•
Continue the integration of NetSol-CQ and McCue Systems and migrate the work load gradually from CQ and McCue to NetSol Pakistan which will eventually improve gross margins and productivity per employee

The second quarter of fiscal 2007 has started out with good news from several areas:

•
Earlier this month, NetSol issued a news release announcing the success of its LeasePak product at Yamaha Motor through an upgrade to the current 5.3 version for their core equipment finance portfolio management.

•
On October 24, 2006, The Maxim Group initiated coverage on NetSol with a ‘Buy’ recommendation, citing optimistic confidence that NetSol is now well positioned to extend the penetration of its products beyond previous core competency.

•	Also in October, NetSol was a sponsor of the Equipment Leasing Association of America’s 45th Annual Convention. Management addressed a group of leaders from commercial finance institutions in the U.S.

About NetSol Technologies, Inc.

NetSol Technologies is a U.S.-based multinational provider of enterprise software solutions and services for commercial finance. Headquartered in Calabasas, CA, NetSol Technologies, Inc. operates on a global basis with locations in the U.S., Europe, East Asia and Asia Pacific, including: London, Los Angeles, San Francisco, Sydney, Beijing, Toronto, and Lahore, Pakistan.

NetSol Technologies is a U.S.-based multinational provider of enterprise software and services for commercial finance. Headquartered in Calabasas, CA, NetSol Technologies, Inc. operates on a global basis with locations in the U.S., Europe, East Asia and Asia Pacific, including: London, Los Angeles, San Francisco, Sydney, Beijing, Toronto, and Lahore, Pakistan.

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NETSOL REPORTS FIRST QUARTER FISCAL 2007 RESULTS;
POSTS NON GAAP NET INCOME OF $273,846; AND
$5.9 MILLION REVENUE GREW BY 31 PERCENT

The NetSol family of products includes: the LeaseSoft Contract Management System, LeaseSoft Credit Application Processing, LeaseSoft Wholesale Finance System, LeaseSoft Premium Finance System, LeaseSoft EPO system, and the LeasePak system. NetSol clients include:, VW Credit Corp, Hyundai IT, City National Bank, BMW, Toyota, Yamaha, Scania Asset Finance, and Investec Asset. NetSol’s largest customer: DaimlerChrysler Services, a division of DaimlerChrysler, the world’s fifth-largest carmaker, ranks NetSol as a preferred vendor in 40-plus countries.

NetSol Technologies helps its clients identify, evaluate and implement technology solutions to meet their strategic business challenges and maximize their bottom line. By utilizing its worldwide resources, NetSol Technologies delivers high-quality, cost-effective equipment finance portfolio management solutions and IT services ranging from consulting and application development to systems integration and outsourcing. NetSol Technologies’ commitment to quality is demonstrated by its achievement of both ISO 9001 and SEI (Software Engineering Institute) CMMl (Capability Maturity Model) Level 5 assessment. For more information, visit NetSol Technologies’ web site at www.netsoltek.com.

CONTACTS:

Investor Relations Counsel:	NetSol Technologies Inc:
Marty Tullio	Najeeb U. Ghauri, Chairman and CEO
McCloud Communications, LLC	Tina Gilger, CFO
949.553.9748	818.222.9195
marty@mccloudcommunications.com	najeeb@netsoltek.com
tina@netsoltek.com

Securities Exchange Act of 1934

This release is comprised of inter-related information that must be interpreted in the context of all the information provided; accordingly, care should be exercised not to consider portions of this release out of context. This release is provided in compliance with Commission Regulation FD and contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance, are not statements of historical fact and may be "forward-looking statements." Forward-looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward-looking statements in this action may be identified through the use of words such as "expects," "will," "anticipates," "estimates," "believes," or statements indicating certain actions "may," "could," or "might," occur. Such statements reflect the current views of NetSol Technologies with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of the underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed or expected. NetSol Technologies does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.

TABLES FOLLOW

NETSOL REPORTS FIRST QUARTER FISCAL 2007 RESULTS;
POSTS NON GAAP NET INCOME OF $273,846; AND
$5.9 MILLION REVENUE GREW BY 31 PERCENT

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET — SEPTEMBER 30, 2006
(UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents	$3,822,420
Accounts receivable, net of allowance for doubtful accounts of $106,090	6,356,012
Revenues in excess of billings	5,103,259
Other current assets	2,666,324
Total current assets		17,948,015
Property and equipment, net of accumulated depreciation		6,411,173
Intangibles:
Product licenses, renewals, enhancements, copyrights,
trademarks, and tradenames, net	5,615,521
Customer lists, net	2,948,387
Goodwill	6,092,906
Total intangibles		14,656,814
Total assets		$39,016,002

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,422,167
Current portion of notes and obligations under capitalized leases	698,701
Other payables - acquisitions	60,637
Billings in excess of revenues	1,085,816
Due to officers	231,955
Loans payable, bank	988,957
Total current liabilities		7,488,233
Obligations under capitalized leases, less current maturities		164,947
Convertible notes payable - net		4,203,460
Total liabilities		11,856,640
Minority interest		1,874,319

Commitments and contingencies		-

Stockholders' equity:
Common stock, $.001 par value; 45,000,000 share authorized;
17,618,289 issued and outstanding	17,618
Additional paid-in-capital	59,517,012
Treasury stock	(10,194)
Accumulated deficit	(32,968,005)
Stock subscription receivable	(1,041,750)
Common stock to be issued	263,512

Other comprehensive loss	(493,150)
Total stockholders' equity		25,285,043
Total liabilities and stockholders' equity		$39,016,002

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NETSOL REPORTS FIRST QUARTER FISCAL 2007 RESULTS;
POSTS NON GAAP NET INCOME OF $273,846; AND
$5.9 MILLION REVENUE GREW BY 31 PERCENT

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months
	Ended September 30,
	2006	2005
Revenues:
Licence fees	$1,578,412	$462,478
Maintenance fees	1,294,964	525,915
Services	2,989,184	3,481,592
Total revenues	5,862,560	4,469,985
Cost of revenues:
Salaries and consultants	1,902,812	1,141,534
Travel and entertainment	339,676	165,599
Communication	42,065	23,804
Depreciation and amortization	162,518	122,668
Other	364,489	213,745
Total cost of sales	2,811,560	1,667,350
Gross profit	3,051,000	2,802,635
Operating expenses:
Selling and marketing	351,802	318,864
Depreciation and amortization	488,643	552,531
Bad debt expense	65,808	-
Salaries and wages	1,050,106	536,376
Professional services, including non-cash compensation	278,005	139,111
General and adminstrative	975,843	583,547
Total operating expenses	3,210,207	2,130,429
Income (loss) from operations	(159,207)	672,206
Other income and (expenses)
Gain (loss) on sale of assets	(12,280)	391
Beneficial conversion feature	-	(6,569)
Fair market value of warrants issued	-	(9,489)
Amortization of debt discount and capitalized cost of debt	(734,659)	-
Gain on forgiveness of debt	-	3,641
Interest expense	(249,790)	(79,023)
Interest income	90,746	84,412
Other income and (expenses)	69,323	(32,503)
Income taxes	(52,824)	(62,108)
Total other expenses	(889,484)	(101,248)
Net income (loss) before minority interest in subsidiary	(1,048,691)	570,958
Minority interest in subsidiary	(247,273)	(367,213)
Net income (loss)	(1,295,964)	203,745
Other comprehensive loss
Translation adjustment	(73,490)	(120,820)
Comprehensive income (loss)	$(1,369,454)	$82,925

Net income (loss) per share
Basic	$(0.08)	$0.01
Diluted	$(0.08)	$0.01
Weighted average number of shares outstanding
Basic	17,046,715	13,897,883
Diluted	17,046,715	14,246,614

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